UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2010

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue, Kansas City, Kansas 66105

(Address of principal executive offices) (Zip Code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated 2004 Equity Incentive Plan

On June 2, 2010, our board of directors amended the 2004 Equity Incentive Plan, as amended (“2004 Plan”).  Certain directors, officers, employees and certain other consultants who perform services for the company are eligible to receive grants under the 2004 Plan. The amendment of the 2004 Plan provides a definition of “grant date”, which is the date on which the board of directors or the company’s compensation committee determines and approves the grant of an award under the 2004 Plan, including the determination of the option recipients, option exercise price, number of awards or shares of stock subject to an award granted to each recipient, and the type of the award (e.g., stock option or restricted stock).  The amendment also incorporates certain limitations on any modification of outstanding options, including the prohibition of any modification of an option that would be deemed to be a repricing under the rules of the New York Stock Exchange or the NASDAQ Global Select Market unless it is approved by the company’s shareholders.

Amended and Restated 1995 Stock Option Plan

On June 2, 2010, our board of directors amended the 1995 Stock Option Plan, as amended (“1995 Plan”) to incorporate certain limitations on any modification of outstanding options, including the prohibition of any modification of an option that would be deemed to be a repricing under the rules of the New York Stock Exchange or the NASDAQ Global Select Market unless it is approved by the company’s shareholders.  All shares under the 1995 Plan either have already been issued or are reserved for issuance with respect to outstanding awards, and no further grants of options can be made pursuant to the 1995 Plan.

These amendments to the 2004 Plan and the 1995 Plan became effective immediately upon adoption by the board on June 2, 2010, and the descriptions of the amendments are qualified in their entirety by reference to the full text of the 1995 Plan and the 2004 Plan, which are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 2, 2010, our board of directors amended the company’s bylaws to modify the procedures for the nomination of directors by shareholders.  As amended, a shareholder owning at least 5% of our outstanding common stock for at least 24 months may nominate a director by notifying the company’s secretary of the nomination and providing certain related information concerning the shareholder and the proposed nominee.  This notice and related information must be provided at least 180 days and 166 days, respectively, prior to the first anniversary of the date the proxy statement was released to the shareholders in connection with the preceding year’s annual meeting.  Prior to this amendment, any shareholder could nominate a director by notifying the company’s secretary of the nomination and providing certain related information concerning the shareholder and the proposed nominee at least 30 days prior to the first anniversary of the preceding year’s annual meeting.  As a result of the amendment, an eligible shareholder who seeks to make a nomination for the 2011 annual meeting must provide to the company’s secretary written notice of the nomination and certain related information by October 29, 2010, and additional information concerning the proposed nominee must be provided by November 12, 2010.

The bylaws also were amended to require that the board consist of at least a two-thirds majority of independent directors.  Independence is defined in the company’s corporate governance guidelines, and generally is a person other than an “executive officer” (as defined in applicable rules of the NASDAQ Global Select Market), an employee of the company or any other individual having a relationship which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Prior to the amendment, the bylaws did not require the board comprise a specified number or percentage of independent directors (although at least a majority of the board has been independent, in accordance with rules of the NASDAQ Global Select Market).

These amendments became effective immediately upon adoption by the board on June 2, 2010, and the description of the amendments is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, which is filed as Exhibit 3.2 to this Form 8-K.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On June 2, 2010, our board of directors approved modifications to the Code of Business Conduct and Ethics (the “Code”) applicable to its directors, officers, employees and other company personnel to clarify and integrate its whistleblower policy, expand the anti-bribery policy description, provide guidance concerning the acceptance of gifts, and make certain conforming and other changes.

The amendment of the Code did not relate to or result in any waiver, explicit or implicit, of any provision of the Company’s previous Code.

The foregoing is only a summary of the amendments to the Code and is qualified in its entirety by reference to the full text of the Code. As previously disclosed in our most recently filed annual report and proxy statement, the full text of the Code can be found on the “Investor Relations — Corporate Governance” portion of the Company’s website at www.epiqsystems.com/investors.php.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

3.2 — Bylaws, as amended and restated on June 2, 2010.

10.1 — 1995 Stock Option Plan, as amended and restated on June 2, 2010.

10.2 — 2004 Equity Incentive Plan, as amended and restated on June 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 4, 2010

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director